Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Michael Kearney (“Employee”) and Expro Group Holdings N.V. f/k/a Frank’s International N.V. and its affiliated or subsidiary/parent/related companies (collectively referred to as the “Company”). Employee and the Company are collectively referred to as “the Parties.”

1.    Separation Date. Employee separated from his employment with Frank’s International, LLC (“Employer”) effective October 01, 2021 (“Separation Date”) and, as of the Separation Date, Employee was no longer employed by Employer or any other entity within the definition of “Company” herein.

2.    Severance Benefits Provided to Employee. Subject to Employee’s timely entry into this Agreement, continued compliance with this Agreement, and compliance with the Expro Group Holdings N.V. f/k/a Frank’s International N.V. Amended and Restated U.S. Executive Change-in-Control Severance Plan (“Plan”), the Expro Group Holdings N.V. f/k/a Frank’s International N.V. Executive Change-in-Control Severance Plan Participation Agreement to which Employee is a party (the “Participation Agreement”), the Expro Group Holdings N.V. f/k/a Frank’s International N.V. U.S. Employee Restricted Stock Unit (RSU) Agreement to which Employee is a party (the “RSU Agreement”) and any other agreements with the Company, the Company will provide the following severance benefits (“Severance Benefits”) to Employee:

(a)    A cash payment of $3,000,000.00, payable under Section 3 of the Plan in ten (10) equal monthly installments on the last business day of each of the ten (10) calendar months following the date that is sixty (60) days after the Separation Date;

(b)    A lump sum cash payment of $22,500.00, which may be used to pay COBRA premiums following termination, payable under Section 3 of the Plan in a lump sum on the last business day of the month that is sixty (60) days after the Separation Date;

(c)    A lump sum cash payment of $562,500.00, which equals a prorated portion of Employee’s target annual bonus for the year of termination, payable under Section 3 of the Plan in a lump sum on the last business day of the month that is sixty (60) days after the Separation Date;

(d)    Accelerated vesting to the Separation Date of a minimum of 1,909,838 shares under outstanding equity awards previously granted to Employee, calculated pursuant to the terms of the outstanding award agreements and the Offer Letter (as such term is defined below), which provide for (i) 100% vesting of all outstanding time-based awards and (ii) vesting of outstanding performance-based awards at a level equal to the greater of actual performance through the Separation Date or the 100% target payout level under the applicable award agreement, such final amount of shares to be determined and communicated to Employee within fifteen (15) business days following the Separation Date; and

(e)    Outplacement assistance benefits up to $15,000.00, payable under the Section 1.6 of the Participation Agreement directly to the vendor of such outplacement assistance.

Except with respect to the treatment of outstanding equity awards described in Section 2(d) of this Agreement, which shall be paid as described in that certain Employment Offer Letter dated as of September 25, 2017 between the parties hereto and as amended March 3, 2021 (the “Offer Letter”), the Severance Benefits will be paid to Employee as defined and described in Section 3 of the Plan and Section 1 of the Participation Agreement (providing for payment to be made or to commence no earlier than sixty (60) days after termination of employment, subject to the execution and non-revocation of this Agreement). Employee understands and acknowledges that the Severance Benefits are made available to him pursuant to the Plan and the Offer Letter and that Employee is not otherwise entitled to any other severance pay or benefits. Severance Benefits are not payable under the terms of the Plan unless and until Employee signs and returns this Agreement to the Company and does not revoke this Agreement in the time provided herein to do so.

Notwithstanding that Employee’s employment ends as of the Separation Date, Employee shall be entitled pursuant to the RSU Agreement to satisfy any tax withholding obligations that may arise upon lapse of restrictions (vesting) or on delivery of any shares described in Section 2(d) above through withholding of shares as described in Section 4 of the RSU Agreement.

3.    Compensation Paid in Final Paycheck. Employee acknowledges that, in addition to the Severance Benefits provided in Section 2, that Employee has already received or will receive by the date required by applicable law, his final paycheck (“Final Paycheck”) including his salary owed for all work performed through the Separation Date and any unused but accrued earned paid time off for vacation as existed on the Separation Date. Once this Final Paycheck is paid, Employee represents that he will have received all compensation due to him, including salary, bonuses, or any other compensation or benefits to which Employee is or has been entitled for all services provided by Employee to the Company through the Separation Date, other than the Severance Benefits provided in Section 2. Employee further acknowledges and represents that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from the Company.

4.    Release of all Claims and Promise Not to Sue. In entering into this Agreement, Employee hereby voluntarily and knowingly waives, releases, and discharges the Company, each of the current and former parent, predecessor, successor, subsidiary, and affiliated companies of each entity within the “Company” definition, and each of the foregoing entities’ respective current and former employees, officers, directors, managers, members, partners, owners, agents, representatives, and assigns (collectively the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment, engagement or affiliation and/or termination from employment, engagement or affiliation and/or as a result of any other matter arising through the date that Employee signs this Agreement. Employee agrees not to file a lawsuit against any Released Parties to assert any such released claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, disclosure, claim, or lawsuit filed by any person or entity or governmental agency with the exception of the same in connection with a report or disclosure to the Securities and Exchange Commission (“SEC”). Employee represents he has not made, transferred, or assigned any rights to the claims released in this Agreement and that he has not brought any suit, charge, claim or other action with respect to any claims released herein. This waiver, release and discharge includes, but is not limited to:

(a)    claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination or retaliation such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (including as amended by the Older Workers’ Benefit Protection Act), the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, all employment and civil rights portions of any Texas or Louisiana statutes or applicable law, the Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act;

(b)    claims for breach of oral or written contract, whether express or implied, and claims for promissory estoppel or quantum meruit;

(c)    claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);

Separation Agreement and Release

(d)    claims growing out of any restrictions on the Company’s right to terminate employment of its employees including any claims based on any violation of public policy or retaliation for taking a protected action;

(e)    claims regarding any restrictions on the Company’s right to enforce any of Employee’s post-termination obligations regarding non-disclosure, non-disparagement, non-competition, non-solicitation, and non-interference;

(f)    claims for wages, overtime pay, bonuses, incentive compensation, vacation pay, or any other form of compensation;

(g)    claims for compensation and/or benefits under any severance plans or programs, except for the Severance Benefits; or

(h)    claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

NOTHING IN THIS AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EMPLOYEE OTHERWISE HAS SUCH RIGHTS:

(i)    any right or claim provided under this Agreement;

(j)    any right or claim which is not waivable as a matter of law;

(k)    any right to seek unemployment compensation benefits if Employee is otherwise qualified or believes that Employee is otherwise qualified under applicable law (provided, however, the Company may provide accurate information in response to any such application);

(l)    any rights regarding a pending workers’ compensation claim or any right to seek workers’ compensation benefits, however, Employee states that he has no unfiled workers’ compensation claim or unreported injury, and Employee acknowledges that the Company may provide accurate information in response to any such claim; or

(m)    any claim based on facts occurring after the date this Agreement is signed by Employee.

5.    Employee’s Release of Age Discrimination Claims. In addition, Employee acknowledges the following:

(a)    This Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions, and effect of this Agreement.

(b)    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act, including as amended by the Older Workers’ Benefit Protection Act.

(c)    Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(d)    Employee waives rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled.

Separation Agreement and Release

(e)    Employee has been advised, and is hereby advised in writing, to consult with an attorney prior to Employee executing the Agreement.

(f)    Employee has forty-five (45) days in which to consider this Agreement before accepting, but need not take that long if the Employee does not wish to. Employee acknowledges that any decision to sign this Agreement before the forty-five (45) days have expired was done so voluntarily and not because of any fraud or coercion or improper conduct by Company.

(g)    This Agreement allows a period of seven (7) days following Employee’s signature on the Agreement during which Employee may revoke this Agreement. This Agreement is not effective until after the revocation period has been exhausted without any revocation by Employee. No payments shall be made until after the Agreement becomes effective.

(h)    Employee fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement.

(i)    Employee has been given this Agreement to consider on October 01, 2021. Any notice of acceptance or revocation must be made by Employee to the Company as specified in the Notices section at the end of this Agreement.

6.    Employee’s Representations. Employee expressly represents and warrants that he is, and will continue to be, in full compliance with any non-disclosure, non-disparagement, non-competition, and non-solicitation obligations owed to the Company under any agreement or applicable law.

7.    Non-Disclosure of Confidential Information. Employee acknowledges that he has had access to confidential, proprietary, or competitively valuable information of or regarding the Company (collectively, “Confidential Information”), including without limitation such information obtained by Employee during the course of Employee's employment or affiliation with the Company. In entering into this Agreement, Employee reaffirms all of Employee’s obligations to the Company (whether arising from contract, statute, common law, or otherwise) with respect to the protection and non-disclosure of Confidential Information and provides the further acknowledgments and promises below.

(a)    Confidential Information includes any information about the Company that has not been intentionally publicly disclosed by the Company. Confidential Information likewise includes all information provided to the Company by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents, or representatives, which has not been intentionally publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company or Employee receives from or has access to regarding these third parties, regardless of whether the Company is contractually obligated to a third party to keep such information confidential. Confidential Information subject to the protections and restrictions described herein includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right by any Company employee, Company customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes. Confidential Information does not include information that is, or becomes, generally available to the public other than as a result of a breach of any obligations that Employee has, or that any other individual or entity with a duty of confidentiality with respect to such information has, to the Company.

Separation Agreement and Release

(b)    Employee acknowledges that Confidential Information is confidential, proprietary, or competitively valuable, not known outside of the Company’s business, and is valuable, special and/or a unique asset of the Company which belongs to the Company and gives the Company a competitive advantage. If Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company and cause the loss of certain competitive advantages. Employee represents, warrants, and promises that he has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company, Confidential Information described above and obtained by Employee as part of his employment with the Company. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company.

(c)    Notwithstanding the foregoing, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that he has engaged in any such conduct.

8.    Reporting to Government Agencies. Nothing in this Agreement shall prevent Employee from filing a charge or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the SEC, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any federal, state or local agency, or from otherwise making disclosures that are protected under the whistleblower provisions of applicable law. This Agreement does not impose any condition precedent (such as prior disclosure to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by him or on his behalf with a governmental agency other than the SEC, Employee will not be entitled to any damages or payment of any money or other relief personal to him relating to any event which occurred prior to his execution of this Agreement.

9.    Non-Disparagement. Employee agrees that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated above, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

Separation Agreement and Release

10.    Section 409A Compliance. It is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement.

11.    Return of Confidential Information and Company Property. All written, electronic, or other data, materials, records and other documents made by, or coming into the possession or control of, Employee, which contain or disclose Confidential Information shall be and remain the property of the Company. Employee expressly represents and agrees that he has returned to the Company, without deletion, copying, or alteration, all property (including property purchased or paid for by the Company in Employee’s possession, custody or control) which belongs to the Company, including any keys, access cards, computers, cell phones, pagers, or other equipment and all written or electronic materials, data, information, records, and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not confidential or proprietary in nature; provided, however, that Employee shall be entitled to retain his current Company cell phone at no expense to the Company, and provided further, that Employee shall not be required to return written or electronic materials, data, information, records for so long as he continues to serve on the Company’s board of directors. Employee shall immediately report to Company any passwords for Employee’s computer or other access codes for anything associated with Employee’s employment with Company.

12.    Post-Employment Cooperation. Employee agrees to make reasonable efforts to assist Company after the Separation Date, including but not limited to, transitioning of Employee’s job duties as well as assisting with any legal proceeding or lawsuit or claim involving matters occurring during his/her employment with Company; provided, however, that Employee shall be promptly reimbursed for any out of pocket expenditures incurred in connection with such assistance.

13.    Neutral Reference. For reference inquiries directed to Employer’s Human Resources department, Employer shall provide a neutral reference regarding Employee’s employment, including Employee’s position and dates of employment and base pay. The Company will not be required to respond to, nor is it responsible for, reference inquiries or responses to such inquiries not directed to Employer’s Human Resources department.

14.    Entire Agreement. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement sets forth the entire agreement between the Company and Employee regarding all issues involving his termination of employment except that it does not replace or alter in any way any obligations Employee owes to the Company under applicable law, or owed under any agreements (or arising from any other obligation) regarding confidentiality, non-disclosure, non-disparagement, non-solicitation, non-competition, duties of loyalty or fiduciary duty. Applicable laws may include, but are not limited to, federal and state laws protecting Company trade secrets or other confidential information. Employee further understands that this Agreement does not alter or replace any of the terms or obligations of the Plan.

Separation Agreement and Release

15.    No Admission. Employee understands this Agreement is not and shall not be deemed or construed to be an admission by the Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

16.    Injunctive Relief. Employee acknowledges that damages would be difficult to calculate and/or wholly inadequate for certain breaches of this Agreement. The Company may seek immediate injunctive or other equitable relief to enforce the terms of this Agreement, in addition to any legal or other relief to which the Company may be entitled, including damages and attorneys’ fees.

17.    Representations; Modifications; Severability. Employee acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by Employee and an authorized representative of Employer and Expro Group Holdings N.V. f/k/a Frank’s International N.V. The foregoing notwithstanding, if any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

18.    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws. The parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law. The Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.

To the extent Employee shall prevail in any proceeding pursuant to this Section 18 to resolve any dispute or controversy between Employee and the Company arising under or in connection with this Agreement, then the Company shall reimburse Employee, or pay on Employee’s behalf, all of Employee’s reasonable expenses, including without limitation attorneys’ fees, incurred by Employee in connection with the proceeding or arbitration, it being understood that any claim under this Agreement relating to Employee’s right to payments under the Plan shall be subject to the Plan’s claims procedures, which must be exhausted prior to Employee bringing any cause of action with respect to the payment of Plan benefits.

19.    Successors and Assigns. This Agreement may be assigned by the Company to an affiliate, provided that the Company shall not be relieved of its obligations under this Agreement, and shall be binding upon and shall inure to the benefit of Employer, Expro Group Holdings N.V. f/k/a Frank’s International N.V., and each other entity within the definition of “Company” herein, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and which expressly assumes and agrees to perform this Agreement. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of Expro Group Holdings N.V. f/k/a Employer and Frank’s International N.V., and Employee represents no such rights have previously been transferred.

20.   Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall considered as effective (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Employee, addressed to:         the last known residential address reflected in the Company’s records.

Separation Agreement and Release

If to the Company or Employer, addressed to:	Expro Group Holdings N.V.
1311 Broadfield Blvd, Suite 400
Houston, TX 77084
Attention: Natalie Questell, Senior Vice President of Human Resources
E-mail: Natalie.Questell@expro.com

Notice of change in address should be provided as stated in this section.

21.    Interpretation. All references herein to an agreement, instrument or other document or statute or other applicable law shall be deemed to refer to such agreement, instrument or other document or statute or other applicable law as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

AGREED AND ACCEPTED on this 15th day of October, 2021.

/s/ Michael C. Kearney

Employee Signature

Michael C. Kearney

Employee Printed Name

AGREED AND ACCEPTED on this 15th day of October, 2021.

Expro Group Holdings N.V.

f/k/a Frank’s International N.V.

By: /s/ Natalie E. Questell

Printed Name: Natalie E. Questell

Printed Title: SVP, HR

Separation Agreement and Release

Exhibit A

You and other designated employees of the Company were selected for a separation from employment that will occur on or about October 01, 2021. Eligible employees for this program include: Chief Executive Officers. All employees 40 and over who are selected for separation under this program are being given forty-five (45) days to consider whether to accept the separation pay and sign the Separation Agreement and Release and also are being given seven (7) days to revoke this Agreement after signing it.

The job titles and ages of all individuals in the above-referenced category who have been considered for this separation program, as well as the decision for each regarding selection, is provided below:

Location	Unit	Job Title	Age	Number Selected 10/01/2021	Number Not Selected
Houston, TX	CEO	Chief Executive Officer	51	1	1

Separation Agreement and Release